Exhibit 99.1

October 4, 2022

For immediate release

California Water Service Group Announces

Board Appointments

SAN JOSE, Calif. — California Water Service Group (NYSE: CWT) today announced that its Board has nominated Terry P. Bayer to assume the role of Lead Independent Director, effective immediately.

As former Chief Operating Officer of Molina Healthcare, Inc., Bayer brings senior leadership, financial, operational, public health, and customer service expertise to this role. She holds a Juris Doctor Degree from Stanford University, a Master’s Degree in Public Health from University of California, Berkeley, and a Bachelor’s Degree in Communication from Northwestern University.

“Terry has an excellent background in both operations and corporate governance. This, coupled with her eight years of experience on the Board, make her an excellent choice for lead independent director,” said Martin A. Kropelnicki, President & Chief Executive Officer.

Group also announced that Chairman Peter C. Nelson will retire in May 2023, in accordance with the age limit set forth in the company’s by-laws.

In 1996, Nelson joined the Board of Directors and became the company’s President & Chief Executive Officer, a position he held for 17 years. He assumed the role of Board Chair in 2013.

“Pete has been an extraordinary leader, first as President & Chief Executive Officer, then as Director and Chairman. His utility experience, steady hand, and insightful guidance will be sincerely missed,” Kropelnicki said.

Group has selected Kropelnicki to assume the role of Chairman, President & Chief Executive Officer when Nelson retires. He has served as President & Chief Executive Officer of Group, and as a Director, since 2013. When he assumes the role as Chairman, he will lead a Board comprised of nine independent directors, with Ms. Bayer continuing to act as Lead Independent Director.

“We believe that Marty’s industry experience, operational knowledge, and role in executing strategy make him extremely well suited to the Chairman/CEO role. I very much look forward to working with him in my new capacity as Lead Independent Director and together continuing the effective and efficient leadership of the Board,” Bayer said.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, Washington Water Service, and Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2 million people in California, Hawaii, New Mexico, Texas, and Washington. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

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Yvonne Kingman

ykingman@calwater.com

310-257-1434